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                                                                    Exhibit 23.1
                       Consent of Independent Accountants

   We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated February 9, 2001 except for Note 14 and the last paragraph of Note 12, as to which the date is April 27, 2001, and
Note 1, as to which the date is July 12, 2001, relating to the financial statements and our report dated April 30, 2001 relating to the financial statement schedule of Mykrolis Corporation, which appear in such Amendment No. 5 to the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Amendment No. 5 to the Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 6, 2001